Exhibit 5.1


U.S. Securities & Exchange Commission
Cantop Ventures, Inc.
September 29, 2005
Page 1 of 2


September 29, 2005


U.S. Securities and Exchange Commission
450 Fifth Avenue, NW
Washington, DC 20549

Re: Registration Statement on Form SB-2 (the "Registration Statement")
    Cantop Ventures, Inc., a Nevada Corporation (the "Company")

Dear Sir or Madam:

     I have acted as counsel for the Company in connection with the registration (pursuant to the Registration Statement) of 4,500,000 shares (the "Shares") of common stock, par value $0.01 per share of the Company.

     In my capacity as counsel to the Company, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

     1.   Certificate of Incorporation of the Company, as amended to date;

     2.   By-Laws of the Company, as amended to date;

     3. The records of corporate proceedings relating to the issuance of the Shares, and;

     4. Such other instruments and documents as I have believed necessary for the purpose of rendering the following opinion.

     In such examinations, I have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to this opinion, I have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as I have believed necessary and relevant.

     Based on the foregoing, and having due regard for such legal considerations as I believe relevant, I am of the opinion that, under applicable law of the State of Nevada (including without limitation, the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws), the Shares were duly authorized by all necessary
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U.S. Securities & Exchange Commission
Cantop Ventures, Inc.
September 29, 2005
Page 2 of 2


corporate action on the part of the Company, legally and validly issued, fully paid and non-assessable. I am also of the opinion that the Shares, when sold after the effectiveness of the Registration Statement, will be validly issued, fully paid and non-assessable.

                                         Regards,

                                         BATCHER ZARCONE & BAKER, LLP

                                         /s/ Karen A. Batcher, Esq.


Cc: Christopher Paterson, President
    Cantop Ventures, Inc.